Exhibit 99.1

AIR Communities Obtains Baa2 Rating from Moody’s Investors Services

DENVER – December 12, 2022 – Apartment Income REIT Corp. (NYSE: AIRC) (“AIR” or the “Company”) announced that Moody's Investors Service, ("Moody's") assigned a first-time Baa2 issuer rating to AIR in a press release issued on December 5, 2022. In the same rating action, Moody's also assigned a shelf rating of (P)Baa2 to Apartment Income REIT, L.P.'s senior unsecured debt shelf. The rating outlook is stable.

Moody’s stable outlook reflects their expectation that AIR will gradually reduce its net debt plus preferreds to EBITDA (as defined by Moody’s) to its long-term target or less than 6.0x, while maintaining its prudent approach to capital management.

As of September 30, 2022, AIR held unencumbered apartment communities with an estimated fair market value of approximately $8.3 billion, almost triple the amount from December 31, 2020.

Commenting on the initial Moody’s Rating, Paul Beldin, CFO stated, “We are pleased with our rating from Moody’s, which aligns with our BBB investment grade rating from S&P. These two investment grade ratings provide the opportunity to source debt capital through all available sources, while maintaining financial flexibility and holding communities that are unencumbered by property debt. As a result of our disciplined balance sheet strategy, we have less than $100 million of debt maturing before the second quarter of 2025, and virtually no floating rate interest exposure other than borrowings under our revolving credit facility.”

About AIR

Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 74 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations.

Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained. These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. We caution investors not to place undue reliance on any such forward-looking statements.

Contact:

Matthew O’Grady

Exhibit 99.1

Senior Vice President, Capital Markets

(303) 691-4566

Mary Jensen

Head of Investor Relations

(303) 691-4349

investors@aircommunities.com